As filed with the Securities and Exchange Commission on February 28, 2007
Registration No.333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

RRSat Global Communications Network Ltd.
(Exact Name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4 Hagoren Street
Industrial Park, Omer 84965, Israel
+972-8-861-0000
(Address including zip code of Principal Executive Offices)

RRSat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan
Stand-Alone Option Grant to David Rivel
(Full title of the plan)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
302-738-6680
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Mann, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, CA 94105 Tel: 415-268-7584	Aaron M. Lampert, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Tel: +972-3-623-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Ordinary Shares, par value
NIS 0.01 per share	441,000	$ 13.73	$ 6,054,930	$ 185.89
Ordinary Shares, par value
NIS 0.01 per share	233,100	$ 13.73	$ 3,200,463	$ 98.25

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the NASDAQ Global Market on February 23, 2007.

EXPLANATORY NOTE

        This Registration Statement on Form S-8 (this “Registration Statement”) is filed by RRSat Global Communications Network Ltd., an Israeli company (the “Registrant”), in connection with (i) the adoption of the RRSat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan (the “Incentive Plan”) and the reservation of an aggregate of 441,000 Ordinary Shares, par value NIS 0.01 per share, of the Registrant under the Plan, and (ii) the stand-alone option grant made in March 2006 to David Rivel to purchase up to 233,100 Ordinary Shares, par value NIS 0.01 per share, of the Registrant (together with the Incentive Plan, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

        The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

        The Registrant will provide participants of the Plans, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to RRSat Global Communications Network Ltd., 4 Hagoren Street, Industrial Park, Omer 84965, Israel, Attention: Chief Financial Officer, telephone number +972-8-861-0000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed with the Commission by the Registrant are incorporated herein by reference.

        (1)  The Registrant’s prospectus filed with the Commission on November 1, 2006 pursuant to Rule 424(b) under the Securities Act.

        (2)  The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 13, 2006 (Commission File No. 001-33085).

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

        Not applicable.

ITEM 5.	INTEREST OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 258 of Israel’s Companies Law, 1999 (the “Companies Law”) prohibits a company from exculpating an officer or director from liability for the breach of his duty of loyalty. Section 259 of the Companies Law permits a company to provide in its articles of association that an officer or a director of the company may be exculpated, to the extent provided in the articles of association, from liability for the breach of his duty of care other than a breach concerning dividend distribution.

        Section 260(a) of the Companies Law permits a company to provide in its articles of association that the company may indemnify an officer or a director in such capacity, for:

—	monetary liability imposed upon such person in favor of other persons pursuant to a court judgment, including a settlement or an arbitrator’s decision approved by a court;

—	reasonable legal costs, including attorney’s fees, actually incurred by such person as a result of an investigation or proceeding instituted against such person by a competent authority, provided that such investigation or proceeding concludes without the filing of an indictment against such person and either (i) no financial liability was imposed on such person in lieu of criminal proceedings, or (ii) financial liability was imposed on such person in lieu of criminal proceedings but the alleged criminal offense does not require proof of criminal intent, and

—	reasonable legal costs, including attorneys’ fees, actually incurred by such person or imposed upon such person by a court (i) in an action, suit or proceeding brought against such person by or on behalf of the company or other persons, (ii) in a criminal action in which such person was acquitted, or (iii) in a criminal action in which such person was convicted and in which proof of criminal intent is not required.

        Section 260(b) of the Companies Law specifies that the indemnification provision in a company’s articles of association (i) may be an obligation to indemnify in advance, provided that, other than litigation expenses, it is limited to events the board of directors can foresee in light of the company’s actual activities when providing the obligation and that it is limited to a sum or standards the board of directors determines is reasonable in the circumstances, as determined by the board of directors, and (ii) may permit the company to indemnify an officer or a director after the fact.

        Section 261 of the Companies Law permits a company to provide in its articles of association that the company may insure an officer or a director against an act committed in connection with his serving as an officer or director of the company. This insurance may cover:

—	liability for breach of the duty of care;

—	liability for breach of the duty of loyalty, provided that the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; and

—	monetary liabilities imposed for the benefit of a third-party.

        All of these provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify or exculpate an officer or director nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of any of the following:

—	a breach by the officer or director of the duty of loyalty, unless the officer or director acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, in which case the company is permitted to indemnify and provide insurance to but not to exculpate;

—	an intentional or reckless breach by the officer or director of the duty of care, other than if solely done in negligence;

—	any act or omission done with the intent to derive an illegal personal benefit; or

—	any fine levied or forfeit against the director or officer.

        The Registrant’s articles of association allow it to indemnify, exculpate and insure its directors and officers to the fullest extent permitted by the Companies Law. The Registrant’s articles of association also allow it to insure or indemnify any person who is not an office holder of the Registrant, including any employee, contractor or consultant who is not an office holder.

        The Registrant has entered into indemnification, insurance and exculpation agreements with its directors and officers undertaking to indemnify, insure and exculpate them to the full extent permitted by the Companies Law. The Registrant has directors’ and officers’ liability insurance for its directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8.	EXHIBITS

4.1	Memorandum of Association of the Registrant and an amendment thereto (translated from Hebrew)(incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.2	Amendment to Memorandum of Association of the Registrant (translated from Hebrew)(incorporated herein by reference to Exhibit 3.5 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.3	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.4	RRSat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

5.1	Opinion of Naschitz, Brandes & Co.

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.

23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature pages).

ITEM 9.	REQUIRED UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Omer, Israel on February 28, 2007

RRSAT GLOBAL COMMUNICATIONS NETWORK LTD. By: /s/ David Rivel —————————————— David Rivel Chief Executive Officer (Principal Executive Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Rivel and Gil Efron, and each of them severally, his true and lawful attorney-in-fact with power of substitution and resubstitution to do any and all things and to sign in his name, place and stead, in any and all capacities, this registration statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and any other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and things requisite and necessary to be done as fully for all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, and his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Gilad Ramot —————————————— Gilad Ramot	Chairman of the Board	February 28, 2007

/S/ David Rivel —————————————— David Rivel	Chief Executive Officer and Director (Principal Executive Officer)	February 28, 2007

/S/ Gil Efron —————————————— Gil Efron	Chief Financial Officer (Principal Financial and Accounting Officer)	February 28, 2007

/S/ David Assia —————————————— David Assia	Director	February 28, 2007

/S/ Amit Ben-Yehuda —————————————— Amit Ben-Yehuda	Director	February 28, 2007

/S/ Yigal Berman —————————————— Yigal Berman	Director	February 28, 2007

/S/ Avi Kurzweil —————————————— Avi Kurzweil	Director	February 28, 2007

/S/ Vered Levy-Ron —————————————— Vered Levy-Ron	Director	February 28, 2007

/S/ Alexander Milner —————————————— Alexander Milner	Director	February 28, 2007

/S/ Ron Oren —————————————— Ron Oren	Director	February 28, 2007

/S/ Puglisi & Associates —————————————— Puglisi & Associates	Authorized Representative in the United States	February 28, 2007

EXHIBIT INDEX

4.1	Memorandum of Association of the Registrant and an amendment thereto (translated from Hebrew)(incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.2	Amendment to Memorandum of Association of the Registrant (translated from Hebrew)(incorporated herein by reference to Exhibit 3.5 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.3	Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.4 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

4.4	RRSat Global Communications Network Ltd. 2006 Israel Equity Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form F-1, Commission File No. 333-137930, filed on October 10, 2006).

5.1	Opinion of Naschitz, Brandes & Co.

23.1	Consent of KPMG Somekh Chaikin, Independent Registered Public Accounting Firm.

23.2	Consent of Naschitz, Brandes & Co. (included in Exhibit 5.1).

24.1	Powers of attorney (included on the signature pages).